Exhibit 99.1

Equity One, Inc. 410 Park Avenue, Suite 1220 New York, NY 10022 212-796-1760	For additional information: Matthew Ostrower, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Closes $300 Million Unsecured Term Loan Facility

New York, NY, December 2, 2015 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today that it has closed a five-year delayed draw unsecured term loan facility pursuant to which the company may borrow up to $300 million in aggregate during the initial twelve-month commitment period. The company borrowed $225 million under the facility at closing. Amounts drawn under the facility will mature in December 2020 and the facility may be increased to up to $500 million through an accordion feature subject to availability of additional commitments from lenders. Funded amounts under the term loan facility bear interest at the annual rate of LIBOR plus 110 basis points based on the company’s current credit ratings, and undrawn commitments are subject to an unused fee of 0.20% per annum. Proceeds from the financing will be used to pay down outstanding amounts on the company’s $600 million revolving credit facility and for acquisitions, redevelopment projects and general corporate purposes.

PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC acted as joint lead arrangers and joint book runners for the term loan facility with PNC Bank, National Association serving as administrative agent and U.S. Bank National Association and Wells Fargo Bank, National Association serving as syndication agents. Other lenders participating in the facility include TD Bank, N.A., as Documentation Agent, and Branch Banking and Trust Company.

ABOUT EQUITY ONE, INC.

As of September 30, 2015, our portfolio comprised 124 properties, including 99 retail properties and five non-retail properties totaling approximately 12.5 million square feet of gross leasable area, or GLA, 14 development or redevelopment properties with approximately 2.9 million square feet of GLA, and six land parcels. As of September 30, 2015, our retail occupancy excluding developments and redevelopments was 95.6% and included national, regional and local tenants. Additionally, we had joint venture interests in seven retail properties and two office buildings totaling approximately 1.6 million square feet of GLA. To be included in the company’s e-mail distributions for press releases and other company notices, please click here or send contact details to Investor Relations at investorrelations@equityone.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.